UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9135 South Ridgeline Blvd., Ste. 200 Highlands Ranch, Colorado	80129
(Address of principal executive offices)	(Zip Code)

(303) 734-1727

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 14, 2012, management of ADA-ES, Inc. (the “Company” or “we”), after consultation with the Company’s Board of Directors and Audit Committee, determined that the Company’s financial statements for the fiscal years ended December 31, 2010 and 2011 as included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2010 and 2011, and for all of the quarters within 2011 and the first and second quarters of 2012, as included in the Company’s Quarterly Reports on Form 10-Q for the first three quarters of 2011 and the first two quarters of 2012, respectively (the “Restatement Periods”) should no longer be relied upon and should be restated because of an error in such financial statements as addressed in Financial Accounting Standards Board Accounting Standards CodificationTM Topic 250. Accordingly, we will file amendments to the applicable reports covered by the Restatement Periods. After extensive discussions with the U.S. Securities and Exchange Commission’s (“SEC”) Divisions of Corporation Finance and Office of Chief Accountant, outside tax experts, its independent registered public accounting firm and the Company’s Audit Committee and full Board of Directors, management concluded that the Company needed to recognize valuation allowances at the end of each Restatement Period with respect to the entire balance of its net deferred tax assets. We expect that recording valuation allowances will resolve the previously disclosed comments made by the SEC regarding the Company’s net deferred tax assets. Our management is currently reviewing and evaluating the effectiveness of the Company’s disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, with respect to this matter for the Restatement Periods.

As a result of recognizing valuation allowances with respect to its net deferred tax assets, we will report a significant increase in our net loss for all the financial reports covered by the Restatement Periods except the quarter ended June 30, 2012. More specifically, as previously reported in our Quarterly Report on Form 10-Q for the quarter ended on June 30, 2012 (“2012 2nd Quarter 10-Q”), the net loss for the fiscal year ended December 31, 2010 will increase from $15.5 million to $31.1 million with a corresponding decrease in assets of $15.6 million and the net loss for the fiscal year ended December 31, 2011 will increase from $19.9 million to $22.9 million with a corresponding decrease in assets of $3 million. The availability of the cumulative net operating losses and tax credits for offsetting future taxes applicable to net income in profitable years is not impacted. If in a subsequent fiscal period we reduce such allowances, our net loss would decrease, or net income would increase, for such periods to the extent of such reduction.

Our executive officers have discussed the above matters disclosed in this Form 8-K with Ehrhardt Keefe Steiner & Hottman PC, the Company’s independent registered public accounting firm. Ehrhardt Keefe Steiner & Hottman PC was the Company’s independent registered public accounting firm when the financial reports covered by the Restatement Periods were originally filed.

In addition, as previously reported on a Current Report on Form 8-K dated June 20, 2012 and as reported in our 2012 2nd Quarter 10-Q, some of the restated financial statements for the Company’s net deferred tax assets covered by the Restatement Periods will also include a reclassification of the interest held by an affiliate of The Goldman Sachs Group, Inc. (“GS”) in our joint venture, Clean Coal Solutions, LLC (“Clean Coal”). Management previously determined that GS’s interest in Clean Coal (“GS Interest”) is more appropriately classified as temporary equity because of a provision in the applicable operating agreement that permits GS to require redemption of its interest under certain limited circumstances. In addition to restating financial reports in the Restatement Periods due to the net deferred tax assets issue, we will also amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, September 30, 2011 and March 31, 2012 in order to reflect the GS Interest as temporary equity. The restatements of our financial statements for the reclassification of the GS Interest will not impact our Consolidated Statements of Operations for such periods.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, statements concerning our expectations on the impact a valuation allowance and a reclassification of the GS Interest as temporary equity will have on our financial statements, whether the restatements will resolve the SEC comments regarding the Company’s net deferred tax assets and related matters. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the Company’s completion of its accounting review and filing the restated financial reports covered by the Restatement Periods, changes in accounting rules and other factors we discuss in greater detail in our filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Item 8.01 Other Events.

Additional information appears in the Company’s press release dated August 17, 2012, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, ADA-ES, Inc. Files Form 8-K Associated with Previously Disclosed Restatement Matters, dated August 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2012	ADA-ES, INC. Registrant

	By:	/s/ Mark H. McKinnies
Name: Mark H. McKinnies Title: Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, Press Release, ADA-ES, Inc. Files Form 8-K Associated with Previously Disclosed Restatement Matters, dated August 17, 2012